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                                                                    EXHIBIT 99.1


                              CMI INDUSTRIES, INC.
                    ANNOUNCES EXTENSION OF ITS TENDER OFFER
                          AND CONSENT SOLICITATION FOR
                    9 1/2 SENIOR SUBORDINATED NOTES DUE 2003


                  COLUMBIA, SC, June 22, 1998 -- CMI Industries, Inc. ("CMI") and CMI Acquisitions, Inc. ("Acquisitions") today announced that they are temporarily postponing the private placement of $175 million aggregate principal amount Senior Subordinated Notes due 2008 due to current market conditions. Depending on market conditions, CMI and Acquisitions currently anticipate completing the private placement during the third quarter.

                  CMI also announced that it has extended the expiration date of its tender offer for its currently outstanding 9 1/2% Senior Subordinated Notes due 2003 (the "Notes") until midnight, New York City time, on July 15, 1998, unless further extended, to coincide with the anticipated completion of the private placement and the closing of the merger of Acquisitions, a wholly-owned subsidiary of CMI Management, Inc., with and into CMI. As a result of the merger, CMI will become a wholly-owned subsidiary of CMI Management, Inc.

                  As a result of the extension of the expiration date of the tender offer to July 15, 1998, the Pricing Date for the tender offer will be July 10, 1998 (or, if the offer is further extended, the date that is the third business day prior to the expiration date). Furthermore, in connection with the extension of the expiration date, CMI announced that withdrawal rights have been extended until midnight, New York City time, on the Pricing Date.

                  NationsBanc Montgomery Securities LLC is the Dealer Manager for the tender offer and the consent solicitation.

                  CMI Industries, Inc., headquartered in Columbia, South Carolina, is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States, and holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics market.